Exhibit 17.10

Letter of Resignation

Dated: February 14, 2018

Board of Directors
Emerald Medical Applications Corp.

Re: Letter of Resignation

I hereby resign as a CEO and Chairman of Emerald Medical Applications Corp. (the "Registrant") effective February 14, 2018. The reason for my resignation is to permit me to pursue other business interests and opportunities.

I have had no disagreements with the operations, policies or practices of the Registrant on any matters.

Yours truly,

/s/: Ahmed Alimi
Ahmed Alimi